Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in PB Bancorp Inc.’s Registration Statement Nos. 333-209667 and 333-216144 on Form S-8 of our report dated September 26, 2019, relating to the consolidated financial statements of PB Bancorp, Inc. and Subsidiary which appear in this Annual Report on Form 10-K for the year ended June 30, 2019.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 26, 2019